Exhibit 10.4

Equity Purchase Agreement	Confidential

Equity Purchase Agreement

This Equity Purchase Agreement (hereinafter referred to as “The Agreement”) is signed on Oct. 22th, 2014 in Shanghai by and between the following two parties.

Party A( the acquirer ): SPI Solar Power Suzhou Co., Ltd.

Party B1(the Transferor I ): Beijing Taihedafang Investment Development Co., Ltd.

Party B2(the Transferor II): Xinghe Chaerhu Development Co., Ltd.

The following Party B1 Party B2 shall jointly be referred to Party B; Transferor I and Transferor II shall be jointly referred to as Transferors.

Target company: Xinghe Chaerhu Hairun Ecological Photovoltaic Power Generation Co., Ltd.

Party C(Equity pledgee): GD Solar Co., Ltd.

The parties, with friendly consultation, based on mutual cooperation and benefit, reach this Agreement on purchase of shares as follows:

Acquirers:

SPI Solar Power Suzhou Co., Ltd. or resigned related parties. In this Agreement, related parties the one directly or indirectly control this person, or being controlled by this person, or co-control/being co-controlled any companied or entities/or by any companies.

Transferors:

Beijing Taihedafang Investment Development Co., Ltd. and Xinghe Chaerhu Development Co., Ltd. (a wholly owned subsidiary of Beijing Taihedafang Investment Development Co., Ltd.), or stock rights, which are reorganized by both abroad and home, directly or indirectly possess the stock rights by the target company.

Target/Project company:

Xinghe Chaerhu Hairun Ecological Photovoltaic Power Generation Co., Ltd., was founded on July 17th 2013. Beijing Taihedafang Investment Development Co., Ltd. holds 95% stock, Xinghe Chaerhu Development Co., Ltd. Holds 5% stock, and the legal representative Ma zhanbo with registered capital RMB180 million. Target company is located in yamenhao, guan Town, xinghe County with business scopes as photovoltaic power generation, solar thermal power generation, wind and solar power generation, high-tech, environmental protection industry and new energy industry, new energy industry technical services, information consulting, agriculture, animal husbandry consulting. (Legally approved projects can only be allowed to run business with the approval of relevant departments.)

Equity Purchase Agreement	Confidential

Equity pledgee:

Equity pledgee of the project is the EPC general contractor. The target project has been completed, accepted and grid-connected. To guarantee that the party C should be paid the outstanding EPC service payables. The transferor agrees to pledge the 100% equity of the target company which he has hold to the equity pledgee, and the priority of equity transfer is to refund the equity pledgee the EPC project with the earning equity. Equity pledgee agrees to conduct equity sign procedures complying with this agreement.

Specific procedures of Target company:

To achieve the goal of buyout in this agreement, the target company is required to regroup both at home and abroad. After the regrouping, the related party assigned by the party A and B is responsible for the takeover of target company and the equity of its shareholder abroad to finish the buyout of the company as well as its foreign investment and projects in construction.

The cost and expense of the target company in setting up the overseas architecture shall be borne by party B.

Target Date:

100% stock of the target company (target stock as following) is required to be registered in the name of the acquirer totally directly or indirectly (the date of completion is Closing Date).

Closing Date should occur in ten working days counted from the satisfaction of closing conditions confirmed by transfers and acquirers.

Approval must be obtained by the time of signing the agreement

The acquirer confirms that during the signing of this agreement, it has obtained all the necessary internal approval and consent for completing this transaction except that the issues about the outstanding ordinary shares as the consideration of payment need the approval of the general meeting of the shareholders. As for the appointed payment of stock in the agreement, party A ensures that he and his affiliated party will vote in favor of the payment.

The transferor confirms that during the signing of this agreement, it has obtained all the necessary internal approval and consent for completing this transaction, and ensures that the target company has obtained all the necessary internal approval and consent for completing this transaction.

Equity Purchase Agreement	Confidential

Procurement price

Subject to the conditions of the agreement, according to the materials, statement and guarantee provided by the transferor, the transfer amount of the target equity is RMB515 million among these payment, the consideration for shares is RMB180 million; the other RMB335 million is directly paid by party A to the target company, so as to repay the outstanding EPC project payables. When all the unpaid fees, costs, payables, debts and/or contigent liabilities in the related approval process of all the related photovoltaic power station hold by the target company which should have been paid by the target company before the settlement has lead the target company to still assume the responsibilities after the settlement, party B agree with party A to deduct the fee from the consideration of share transfer which should be paid to party B or to claim the compensation from party B. Party B will assume the responsibility of paying the debts or contigent liabilities which the target company and party A didn’t pay before the settlement. If the target company pays for party B, party B shall be entitled to deduct the fee from the consideration of share transfer which should be paid to party B or to claim the compensation from party B.

Payment method

The purchase price of the target company's consideration is RMB515 million, of which RMB50 million shall be paid in cash, RMB360 million shall be paid in the form of financial leases, and the remaining amount shall be settled with RMB105 million worth of Solar Power Inc.'s ordinary shares. Among them:

1.    The first payment of cash: After signing this Agreement within 10 working days to pay RMB20 million in cash as an advance payment.

2.    The second payment of cash: Transferor shouldl cooperate with the Offeror or a third party designated agency acquirers to conduct due diligence after receiving advance payment. The acquirers to complete due diligence and the two parties confirmed after the date of delivery conditions to satisfy, within 10 working days, the pledgee shall cooperate with the stock solution and formalities of equity, And both parties to complete the target equity settlement, change of business registration and transfer of the target company. Party A should pay RMB30 million in cash before December 20, 2014 after the Closing Date.

Equity Purchase Agreement	Confidential

3.    The third payment: RMB360 million shall be paid in the form of financial leases. The transferor shall assist acquirer to obtain the financial leases and acquirer shall repay amounts under the financial lease as consideration hereunder; the surplus, if any, shall belong to the project company.

4.    The remaining amount shall be paid by RMB105 million worth of Solar Power Inc.'s ordinary shares. Acquirer shall, or designate a third party to pay RMB105 million worth of Solar Power, Inc.'s ordinary shares, the number of which shall be determined by 5-day average trading price immediately prior to closing date. Payment deadline for delivery is within 15 working days after completion.

Due diligence	Of the acquiring firm itself or its designated agency legal due diligence, operational due diligence and financial due-diligence work to be necessary cooperation and assistance.

Representations and Warranties

Transferor and the target company are jointly make the following representations and warranties (the hereinafter content which “Party A has disclosed” are seen in Annex --the “Disclosure Letter”) to the Offeror were:

1 The target stock equity are validly obtained by Party B , except for the disclosure of this Agreement, there are no any pledge, guarantee or other third party rights restrictions , obstacles and other defects of the goal equity; If there are other collateral, guarantees or other third party rights restrictions of the stake in the target company, Party B should remove to the target equity pledge, guarantee or other third party rights restrictions before delivery, or negotiate to sign separate agreement to handle the restricted circumstances be treated, so as to achieve the purposes of this Agreement.

2. There are no contacts, agreements or other arrangements signed by party B or the target company,and may cause significant adverse effects on the equity transfer or party A related to the target equity.

3.Except for the case disclosed by party A,there are no other financing documents related to the target company as well as agreements or other documents which constrains company shareholders' rights,there are no agreements that may be harmful to the purchase terms in all previous finance files of the target company ,and if there were such agreements ,the target company would have got the permission of the holder of the relevant.

Equity Purchase Agreement	Confidential

4. Party B has to finish the founds timely and completely in accordance with the provisions of the articles of association of the company.and keep the contribution integrity without pumping back and transfer.

5. The trades under this agreement between two parties do not violate any any of the applicable laws, regulations, rules or orders,and have received or will receive all the necessary government authorities for approval or registration / filing;besides, such transactions do not violate any contract with Party B, or any asset- binding agreement or document, and has obtained all necessary consents of the third party.

6.Target Corp need provide Party A with the authenticity, accuracy and integrity of the register of shareholders lists which reflects all the equity of the Target Corp status.

7. Business situation and risk of the Target Corp has been fully and completely disclosed to Party A, and there is no any items or risk which will damage to party A.

8. The documents,data and information which are provided by the target company all should truly, completely and accurately reflect its financial situation and the consequence during its operating period order to fulfill the agreement.

9. According to the terms and procedures under the Chinese law, the enterprises which are legally established by the target company can be lawfully existed as long as they have gained all the necessary approvals and permissions of the government.

10. In addition to the case which have been disclosed to Party A, the target company does not have other affiliated companies which are not disclosed to the party

11. Except for the cases Party A has disclosed, the target company does not have other subsidiaries which are not disclosed to Party A. Target companies enjoy a full ownership to their entitled properties and claims. The Target company has not established any form of guarantee on the property, mortgage, pledge, lien, deposit or other security interests, nor is there any form of total ownership or other rights of third party.

12. The target company has obtained a patent, trademark, patent technology and the ownership and usage of other intellectual property used in the operation, and the target company is entitled to use all or part of the intellectual property rights of the Target Company through the implementation, use, license, license enforcement, transfer and any lawful means, so as to obtain commercial interests.

13. Any target companies use intellectual property patents, trademarks, and other non-patent technology without infringing any third party's rights. If there is no individual or entity make any claims of the use the company’s intellectual property rights, or question or doubt the validity of the target company’s related license or agreement , the target company can continue to have / or use of its now owns and / or the aforementioned use of all intellectual property rights.

Equity Purchase Agreement	Confidential

14. There is no significant debts or  liabilities which would impact on the target company  to carry out their normal daily business.

15. Since target company establishment of completion of the delivery day, it always adhere to the tax laws and regulations, all the payment of taxes and fees that tax department definitely required have been fully paid. Not received tax or any other authority department issued a reminder file, and not because of tax problems disciplined by any pose adverse effect to the transaction, there is no has not yet been settled pose adverse effect to the transaction tax investigation or dispute.

16. Target company shall has no illegal operations and has not received any administrative Punishment from the competent department or any judicial penalty from authority department.

Target company.

17. Target company shall have no unsettled Litigation, arbitration or any other procedure which against and threatened the target company or might forbid the signing and the effectiveness of this contract;party B and target company shall have no ideal about any discrepancy or illegal operation which might lead to litigation,arbitration of any other procedure that have been mentioned above.

18. Target company shall obey all the rules about labor employment and housing accumulation fund management on the laws,pay the salary fully and on time,and pay the social insurance premiums , housing fund and any other related expenses which the employer should pay for his employees,do not pay overdue or not pay at all.

19. Up to the day this agreement is signed,there shall be no unsettled labor dispute arbitration or litigation between the target company and its previous or former employees.

20. The Target Corp has obtained any license, concession (if any), government approval, such licenses, franchise (if any), full efficacy approved by the government, which are required to maintain its normal operation within the scope of its business, the transferor and the Target Corp should guarantee that there is no event that is disclosed to Party A and of which any kind of license, concession or government approved efficacy may be impaired. The transferor should ensure that the 50MW photovoltaic power station project held by the Target Corp can obtain all the necessary and relevant approval procedures and operating procedures, which include but not limit to: project archival filing registration approval documents, project establishing documents, project construction stage documents, grid or operation phrase documents, etc.

Equity Purchase Agreement	Confidential

21. In addition to the situations which are already disclosed to Party A, the Target Corp did not conclude or sign any contact of debts, loans (including relevant contacts of debebture) and other debt payment.

22. In addition to situations disclosed to Party A, the Target Corp did not reach or sign any contact or commercial arrangement with any related party.

23. The target companies do not reach or form any arrangements of loans or debts among each board directors and senior managers.

24. The losses and damages caused by the issues without the written form by Party A consenting arose in litigation will be borne by Party B.

25. Before the delivery date force majeure,like fire accidents, causing financial damages of the target company will be borne by Party B.

26. Party B should guarantee that current generating capacity of the target company is over 81,850,000kwh and it should reach 500 gigawatts in the first year and take the obligations of joint liability for the Power generation and profits.

27. Party B should guarantee that all target companies comply with all applicable environmental laws and never violate any laws in the material respect,and hold the environmental permission laws demanded to operate and never violate in any material respect about such permissions.

28. Unless other provisions of this Agreement expressly agreed, the foregoing understatements and warranties of each item should be regarded as reaffirmation on the date of signing and delivery date.

29. The transferred party should guarantee settle the liabilities of the target companies before the delivery date (including, but not limiting to the payable and revenues). But the target companies can not settle the liabilities or can not manage it in the barely time before the deadline, the liabilities should be borne by the transferred party.

Equity Purchase Agreement	Confidential

Terms of delivery	(1)

Representations and warranties of Party B or the target company in the agreement is still valid and accurate in the delivery date, and Party A is failed to find significant misrepresentations in Party B or the target company.

	(2)	The required permission or approval document has received, provided that transactions involved in this agreement need to finish registration by the parties/local government approval, registration, record, report and other procedures (if necessary) in accordance with the applicable law.

	(3)	The Party A, Party B have received formal approval about the target company’s equity transfer issues (if needed) from related authorities (including but not limited to the board of directors/shareholders/supervisor organization, etc.).

	(4)	Party A has completed due diligence on the target company and there is no significant difference between the due diligence and representations and warranties of Party B or the target company representations and warranties, and prior to the delivery date, any event or circumstance did not happen which shall or might have significant, adverse effect on the target company's legal registration,, business permit, intellectual property, assets and liabilities, business operation, financial taxation, project development, environmental protection, or other important areas; If there are significant differences between Party A’s due diligence on the target company and the representations and warranties results of Party B or the target company, Party A has the right to choose a corresponding adjustment to the equity transfer price or request Party B, the target company to correct its its representations and warranties within a limited time to make sure that there are no significant differences between its its representations and warranties.

	(5)	Photovoltaic power plant project held by the target company has obtained all the necessary approval procedures and operation procedures, including, but not limited to project record, approval and registration documents, the project in such instruments, project establishment documents,the project construction phase instruments and grid connected or operational phase instruments,etc., then the project is legal and compliant.

	(6)	The two parties sign the legal documents necessary for delivery.

	(7)	The target company’s equity pledge or right limitation has been lifted.

	(8)	Terms of delivery in other conventions agreed by two parties in formal transaction documents and this agreement does not exist conflict or will lead to conflict or will make a substantial change to conventions in the agreement.

Equity Purchase Agreement	Confidential

Protective provisions

The transitional period is from he signing date of this agreement to the delivery date, during which Party A can sent personnel settled in the target company, to participate and to learn about the target company operation, and Party B has the right to urge directors and senior managers of his nomination and appointment of the target company to continue to fulfill faithful obligations and due diligence obligations of the target company , while prior to the delivery date, if the following significant events occur in the target company, written consent of Party A must be received in advance :

(1)Prospectus changes;

(2)Acquisition, merger, reorganization, liquidation, dissolution or disintegration;

(3)Major asset sale, mortgage, guarantee, lease, transfer or disposal, and related foreign investment, franchise, intellectual property transfer or license (except for recent signing of this Agreement has occurred and has informed the Party A, or daily business activities necessary);

(4)Transfer shares to other investors outside the Party A or allow other investors to hold the target company’s shares by means of subscribing for new shares in the registered capital, etc.;

(5)Distribution of profits;

(6)Existing shareholders sell their indirect / direct shares in the target company;

(7)Establish new photovoltaic power stations;

(8)Acquisition or equity participation of photovoltaic power stations;

(9)Boost capital for the existing photovoltaic power station project companies;

(10)Related transactions;

(11)Provide loans to directors, officers, employees or shareholders;

(12)Produce loan or guarantee (including the number) which is more than RMB1 million;

(13)The value of purchasing or leasing fixed assets such as real estate is more than RMB1 million (including the number);

(14)Purchase shares or equity of listed companies or unlisted companies;

(15)Change seats on the Board of Directors;

Equity Purchase Agreement	Confidential

(16)Adoption and alteration of company's major business and operational plans, as well as significant change of the strategic direction or business inconsistent with the existing business plan;

(17)Annual budget;

(18)The transfer of technology or technical permission granted to other parties.

Tax and Fees

Each of the parties bears the costs of the transaction, including but not limited to attorneys' fees, finance charges.

After the transfer of shares shall be paid by Party A, Party B and the target company should be based on the relevant tax provisions to the tax authorities to pay their own taxes; if the tax authorities enforce tax deductions for the Party A or the target company because Party B and the target company do not fulfill tax obligations, P is entitled to carry out recovery from Party B and should be deducted from equity transfer price paid to Party B or breach margin reserved by party A.

Default loss deduction

1. Before final cash payment, if the target company and / or transferor breach "representations, warranties" clause in this agreement, and cause the actual loss to the offeror, the offeror is entitled to deduct loss amount directly from unpaid consideration, and when the final payment is finished, the balance of the cash payment after deduction of the loss will be paid to the transferor designated collection account. Party A’s unpaid consideration is not sufficient to deal with or can not pay for losses caused by Party A, the transferor shall bear the corresponding compensation liability. Compensation above for the offeror does not affect any other rights or remedies of the offer or in accordance with applicable laws and this Agreement, and shall not affect any rights or remedies of the other parties except the responsible party under this Agreement entitled.

Equity Purchase Agreement	Confidential

Liability for breach

1.    Except as otherwise stipulated in this Agreement, any party in violation of any of its guarantee,convention or other provisions under this Agreement, thereby causing the other party for any costs, liability or suffered any direct economic losses, the defaulting party shall compensate for other parties based on any costs, liability or damages above. The compensation shall be equal to non-breaching party’s actual loss due to the breach and all deserved bereft benefits.

2.    If Party A fails unjustified payments on time under this Agreement, Party B agrees to give ten (10) business days of payment grace period ("grace period"), if within the grace period, the Party A has not yet paid, then from the starting date of the grace period, Party B is entitled to get a daily late fee by three times of bank lending rate of Party A’s unpaid funds until the entire due amount is paid. In the above-mentioned grace period, the Party has not yet paid the sums due, Party B has the option to terminate this contract; Meanwhile, Party B will return the relevant funds having paid by Party A but in addtion to the part because of the Party B and / or the target company failing to complete delivery within the period stipulated in this agreement.

3.    Occurred the following circumstances, party A shall be entitled to require party B to return the advance payment in full of the principal, and the advance payment of the principal of the same period in the same period bank loans interest rate of interest:

(1)After the advance payment to party B, or according to the extension of the term of this Agreement, party B for reasons not attributable to the party's request to lift the Equity Purchase Agreement and the termination of target equity acquisition.

(2)Since party A has paid advance payment, or under this agreement within the time limit extension, the two parties meet delivery condition but party B refuses to go through the equity alteration registration and cause no delivery.

(3)If after party A has paid advance payment, party B fails to meet all conditions of delivery, the parties agree and confirm that automatically to give party B a certain time in order to meet the delivery conditions, if during the automatic extension of the period, party B cannot meet the delivery conditions, and lead to delay to handle the equity alteration registration or no delivery (Unless further appropriate delay due to technical reasons), unless party A agrees to further delay in order to meet the delivery conditions or exemption from party B to satisfy all/part of delivery condition, or party A agrees that party B has further extension handle equity change registration.(In this case, party B shall, in accordance with requirements of the party A continue to perform the share purchase agreement under Equity Purchase Agreement entry in this case), Party a has the right to require party B to return the advance payment in full of the principal, and the advance payment of the principal produced in the same period bank loans interest rate of interest.

Equity Purchase Agreement	Confidential

(4)Since party A to pay advance payment, or pursuant to this agreement, within the time limit delay due to force majeure cause unable to perform or continue to perform this agreement will make purpose cannot be carried out under this agreement, either party shall have the right to demand termination of this agreement and terminate the target equity acquisition, at the same time, party A shall be entitled to require party B to return the advance payment in full of the principal, and the advance payment of the principal to the same period bank loans interest rate of interest.

Confidentiality clause

This agreement is the fact Described in the terms and conditions of this agreement, and any materials provided in the independent due diligence, constitutes confidential information (hereinafter referred to as "confidential information"). Parties agree, unless the relevant government departments to audit (review), valuation, negotiation and implementation of the transaction described in this Agreement shall have jurisdiction or, ministries or stock exchange requirements for disclosure, the parties will not be used or to the first tripartite disclose any confidential information.

General terms and conditions

(1)This Agreement is governed by Chinese law.

(2)Disputes arising from this Agreement shall be resolved through friendly consultations of the parties, if it can not be resolved, any party may apply to the people's court, and has jurisdiction over the location of the plaintiff's lawsuit.

Integrity of contract

This is a complete contract by all parties. It supersedes all prior or contemporaneous oral or written communications, proposals, representations and warranties. The relevant quote, order, acknowledgment, or other communication between the parties on this contract in the contents of any conflict with this contract, are in this contract shall prevail.

Equity Purchase Agreement	Confidential

Force majeure	This contract, force majeure means unforeseeable, unavoidable and insurmountable objective conditions, including: War, fire, flood, typhoon, earthquake, policy changes or other events of force majeure. After the above force majeure, the party affected by force majeure shall notify the other parties immediately. And shall provide proof of the competent authorities within 15 days after the incident eliminated. After one party provides the proof of force majeure, doesn’t bear the contract.

Separability	Any provision of this contract as a result of any cause in whole or in part invalid, the other provisions of this contract remains the original effect, should be fulfilled.

Title	The title of this contract is only for easy reading, do not affect any provision of this contract.

Others	Signature and seal of this agreement by the parties, six copies, party A holds two copies, the remaining parties holds one, has the same legal effect.

Equity Purchase Agreement	Confidential

(This is the signature page)

Party A: SPI Solar Power Suzhou Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

Party B1: Beijing Taihedafang Investment Development Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

Party B2: Xinghe Chaerhu Development Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

Target company: Xinghe Chaerhu Hairun Ecological Photovoltaic Power Generation Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

Party C: GD Solar Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

Attachment 1:disclosure letter